As filed with the Securities and Exchange Commission on July 27, 2005

Registration No. 333-126361

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

|X| PRE-EFFECTIVE AMENDMENT NO. 1

|_| POST-EFFECTIVE AMENDMENT NO.

CNI CHARTER FUNDS

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(Exact Name of Registrant as Specified in Charter)

400 North Roxbury Drive, Beverly Hills, CA 90210

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(Address of Principal Executive Offices)

(800) 708-8881

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(Registrant’s Telephone Number)

William J. Souza, Esq.

400 North Roxbury Drive

Beverly Hills, California 90210

(Name and Address of Agent for Service)

with copies to:

Michael Glazer

Paul, Hastings, Janofsky & Walker, LLP

515 South Flower Street

Los Angeles, California 90071

No filing fee is due because the Registrant will be deemed to have registered an indefinite number of shares under the Securities Act of 1933 pursuant to Section 24(f) under the Investment Company Act of 1940, upon the effective date of the Registrant’s registration statement on Form N-1A.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.

The Registrant’s prospectus/proxy statement, statement of additional information, and Part C filed on Form N-14 (File No. 333-126361) are incorporated herein by reference.

SIGNATURES

As required by the Securities Act of 1933, as amended, this amended registration statement has been signed on behalf of the Registrant, in the City of Beverly Hills, and State of California on the 26th day of July, 2005.

CNI CHARTER FUNDS
By: /s/ Vernon C. Kozlen
Vernon C. Kozlen
President, Chief Executive Officer

As required by the Securities Act of 1933, as amended, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Vernon C. Kozlen	President &	July 26, 2005
Vernon C. Kozlen	Chief Executive Officer

/s/ Eric Kleinschmidt	Controller &	July 26, 2005
Eric Kleinschmidt	Chief Operating Officer

/s/ Irwin G. Barnet*	Trustee	July 26, 2005

Irwin G. Barnet

/s/ Victor Meschures*	Trustee	July 26, 2005

Victor Meschures

/s/ William R. Sweet*	Trustee	July 26, 2005

William R. Sweet

/s/ James R. Wolford*	Trustee	July 26, 2005

James R. Wolford

* By:	/s/ Vernon C. Kozlen
Vernon C. Kozlen, Attorney–in–Fact
pursuant to Powers of Attorney